EXHIBIT 99.1

Superior Uniform Group, Inc. Reports Operating Results for 2011

  6.3% INCREASE IN EARNINGS PER SHARE
  6.1% INCREASE IN NET SALES

SEMINOLE, Fla., Feb. 23, 2012 (GLOBE NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, image apparel and accessories, today announced its fourth quarter and year-end operating results for 2011.

The Company announced that for the year ended December 31, 2011, net sales increased 6.1% to $112,373,000, compared to 2010 net sales of $105,878,000. Net earnings for the year ended December 31, 2011 were $4,136,000 or $0.68 per share (diluted) compared to $3,807,000 or $0.64 per share (diluted) reported for the year ended December 31, 2010.

Net earnings for the fourth quarter ended December 31, 2011 were $725,000 or $0.12 per share (diluted) compared to net earnings of $944,000 or $0.16 per share (diluted) reported for the fourth quarter ended December 31, 2010.

Michael Benstock, chief executive officer, commented: "We are pleased to report an increase of 6.1% in our net sales and an increase of 6.3% in our net earnings per share (diluted) in 2011. 2011 provided new challenges as we saw substantial increases in raw material prices as a result of unprecedented cotton shortages. We ensured that we were in a position to take care of our customers by investing heavily in our raw material inventories. As a result, we were able to provide our products to our customers throughout the period of the shortages and were able to improve our market share in the process. We were also able to pass on a portion of these increases to customers during the year. However, after reaching record highs earlier in the year, raw material prices began declining in the latter part of 2011. The impact of these decreases will not be realized in our inventories for at least three to six months. As a consequence of the higher pricing of raw materials during the shortages earlier this year, our margins for our core business were down in the fourth quarter of 2011 and we expect that they will continue to be pressured for the next several quarters as we work through this higher priced inventory. Additionally, we completed a significant consulting project in the current year as part of our ongoing strategic plan. This project, performed by a major international consulting firm, involved a detailed market analysis of our customers' requirements, our internal strengths and weaknesses and development of a roadmap to capitalize on the opportunities identified in the future. The total pre-tax cost of this project was approximately $580,000 and resulted in a reduction of net earnings per share (diluted) of approximately $.06 per share in 2011. Also, as we previously announced, we launched our new division, everyBODY media™ during the first quarter of 2011. Our operating results include approximately $1,300,000 of pre-tax expenses for 2011 associated with this new venture and resulted in a reduction of net earnings per share (diluted) of approximately $.14 per share in 2011. While we have not yet generated significant revenues from this venture, we are heavily involved in validating the value of this new media and are receiving favorable responses from the market relative to the concept. We anticipate rolling out several test programs in the near future.

"We continue to show significant growth in our remote staffing business, The Office Gurus®. Net sales for 2011 were $2,931,000, compared to $1,015,000 in the prior year. We expect this vertical to continue to grow substantially going forward. Our financial position remains very strong and continues to provide us with the ability to invest in new ventures such as everyBODY media™ and The Office Gurus®, as well as to continue to explore strategic acquisitions and stock buyback programs."

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (Nasdaq:SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide. Leaders in innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company's commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers' diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group is the parent company to The Office Gurus® and everyBODY media™.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

Comparative figures for 2011 and 2010 are as follows:

Superior Uniform Group, Inc. and Subsidiaries
Consolidated Summary of Operations

	Three Months Ended December 31,
	(Unaudited)
	2011	2010
Net sales	$27,238,000	$25,968,000

Costs and expenses:
Cost of goods sold	17,954,000	16,760,000
Selling and administrative expenses	8,663,000	7,777,000
Interest expense	6,000	7,000
	26,623,000	24,544,000

Earnings before taxes on income	615,000	1,424,000
Taxes on income	(110,000)	480,000
Net earnings	$725,000	$944,000

Per Share Data:

Basic:
Net earnings	$0.12	$0.16
Diluted:
Net earnings	$0.12	$0.16

Cash dividends per common share	$0.135	$0.135

Superior Uniform Group, Inc. and Subsidiaries
Consolidated Summary of Operations

	Twelve Months Ended December 31,
	(Unaudited)
	2011	2010
Net sales	$112,373,000	$105,878,000

Costs and expenses:
Cost of goods sold	72,114,000	68,411,000
Selling and administrative expenses	34,646,000	31,697,000
Interest expense	27,000	23,000
	106,787,000	100,131,000

Earnings before taxes on income	5,586,000	5,747,000
Taxes on income	1,450,000	1,940,000
Net earnings	$4,136,000	$3,807,000

Per Share Data:

Basic:
Net earnings	$0.69	$0.64
Diluted:
Net earnings	$0.68	$0.64

Cash dividends per common share	$0.54	$0.54

Superior Uniform Group, Inc. and Subsidiaries
Consolidated Balance Sheets

December 31,

ASSETS
(Unaudited)
	2011	2010
CURRENT ASSETS
Cash and cash equivalents	$2,804,000	$9,107,000
Accounts receivable	15,942,000	16,523,000
Accounts receivable - other	3,745,000	1,274,000
Inventories	41,208,000	31,030,000
Prepaid expenses and other current assets	2,525,000	4,031,000
TOTAL CURRENT ASSETS	66,224,000	61,965,000
PROPERTY, PLANT AND EQUIPMENT, NET	8,412,000	9,464,000
OTHER INTANGIBLE ASSETS	2,749,000	911,000
DEFERRED INCOME TAXES	3,455,000	1,680,000
OTHER ASSETS	107,000	174,000
	$80,947,000	$74,194,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$5,941,000	$5,104,000
Accrued expenses	4,499,000	3,713,000
TOTAL CURRENT LIABILITIES	10,440,000	8,817,000
LONG-TERM DEBT	640,000	--
LONG-TERM PENSION LIABILITY	8,086,000	3,535,000
OTHER LONG-TERM LIABILITIES	735,000	742,000
COMMITMENTS AND CONTINGENCIES
TOTAL SHAREHOLDERS' EQUITY	61,046,000	61,100,000
	$80,947,000	$74,194,000
CONTACT: Andrew D. Demott, Jr., CFO
         (727) 803-7135